EXHIBIT 4.1
PROMISSORY NOTE

$1,129,226.80	July 13, 2009
          FOR VALUE RECEIVED, the undersigned, ELVIS PRESLEY ENTERPRISES, INC., a Tennessee corporation (the “Maker”), hereby promises to pay to PRISCILLA PRESLEY, an individual (the “Payee”), the principal sum of One Million One Hundred Twenty Nine Thousand Two Hundred Twenty Six Dollars and Eighty Cents ($1,129,226.80), together with interest on the outstanding principal balance hereunder accrued from the date hereof at the rate of 5.385% percent per annum. Principal and interest shall be paid as set forth below, and each such payment shall be made in lawful money of the United States of America by ordinary check payable to the order of the Payee at c/o Barry J. Siegel, Provident Financial Management, 2850 Ocean Park Boulevard, Suite 300, Santa Monica, CA 90405-2955, or such other address as the Payee may designate in writing from time to time.
     1. Payments of Principal and Interest. The principal and interest under this Note shall be payable in two consecutive equal annual installments of principal and interest of $550,000.00 each, with the first such payment due and payable on February 7, 2010 (the “Initial Payment Date”) and the second payment due and payable on the first anniversary of such Initial Payment Date, and third and final installment of principal and interest in the amount of $138,874.24, due and payable on the third anniversary of the Initial Payment Date.
     2. Prepayment. This Note may not be prepaid.
     3. Events of Default. The following are Events of Default hereunder:
          (a) Any failure by the Maker to pay when due all or any principal or interest hereunder and the continuance of such default for a period of five (5) business days; or
          (b) If the Maker (i) admits in writing its inability to pay generally its debts as they mature, or (ii) makes a general assignment for the benefit of creditors, or (iii) is adjudicated a bankrupt or insolvent, or (iv) files a voluntary petition in bankruptcy, or (v) takes advantage, as against its creditors, of any bankruptcy law or statute of the United States or any state or subdivision thereof now or hereafter in effect, or (vi) has a petition or proceeding filed against it under any provision of any bankruptcy or insolvency law or statute of the United States or any state or subdivision thereof, which petition or proceeding is not dismissed within sixty (60) days after the date of the commencement thereof, (vii) has a receiver, liquidator, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within sixty (60) days thereafter, or (viii) takes any action in furtherance of any of the foregoing; or
          (c) Any liquidation, dissolution or winding up of the Maker or its business.

     4. Remedies on Default. If any Event of Default shall occur and be continuing, the holder hereof shall, in addition to any and all other available rights and remedies, have the right, at her option (except for an Event of Default under paragraph 3(b) above, the occurrence of which shall automatically effect acceleration hereunder) (a) to declare the unpaid principal balance of this Note, together with all unpaid accrued interest hereunder, to be immediately due and payable, and (b) to pursue any and all available remedies for collection.
     5. Certain Waivers. Except as otherwise expressly provided in this Note, the Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, and notice of any and all of the foregoing.
     6. Waivers and Amendments. Neither any provision of this Note nor any performance hereunder may be amended or waived orally, but only by an agreement in writing and signed by the party against whom enforcement thereof is sought.
     7. Cumulative Remedies. No right or remedy conferred upon the Payee under this Note is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection herewith, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and/or now or hereafter existing at law or in equity or otherwise.
     8. Waivers; Course of Dealing. No course of dealing between the Maker and the Payee, or any failure or delay on the part of the Payee in exercising any rights or remedies, or any single or partial exercise of any rights or remedies, shall operate as a waiver or preclude the exercise of any other rights or remedies available to the Payee.
     9. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Note shall be deemed to be a contract made under the laws of the State of New York and shall be governed by, and construed in accordance with, the laws of the State of New York. The Maker hereby irrevocably consents to the jurisdiction of all courts (state and federal) sitting in the State of New York in connection with any claim, action or proceeding relating to or for the collection or enforcement of this Note, and hereby waives any defense of forum non conveniens or other such claim or defense in respect of the lodging of any such claim, action or proceeding in any such court. THE MAKER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION OR PROCEEDING RELATING TO OR FOR THE COLLECTION OR ENFORCEMENT OF THIS NOTE.
     10. Collection Costs. In the event that the Payee shall, during the continuance of an Event of Default, turn this Note over to an attorney for collection, the Maker shall further be liable for and shall pay to the Payee all collection costs and expenses incurred by the Payee, including reasonable attorneys’ fees and expenses; and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.
     11. Certain Payee Covenants. By her acceptance of this Note, the Payee hereby (a) represents and warrants that she is an “accredited investor” as defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), (b) acknowledges that this Note has been issued without registration under the Act in reliance, in part, upon such representation and warranty, (c) represents and warrants that she is acquiring this Note for her own account and not with a view to resale or distribution, (d) covenants that any assignment of this Note will be made in compliance with any and all applicable requirements of the Act and any applicable state securities laws, and (e) covenants that, upon request of the Maker at any time and from time to time, she will execute and deliver any and all subordination agreements subordinating this Note and the Payee’s rights hereunder to any and all other secured indebtedness of the Maker and/or its parent or subsidiary entities.
[signature page to follow]

ELVIS PRESLEY ENTERPRISES, INC.
/s/ Jack Soden
By: Jack Soden
Its: President

Paragraph 11 is hereby
acknowledged and confirmed:
/s/ Priscilla Presley

Priscilla Presley
[signature page to PP Note re Name Purchase]